Exhibit 99.1

BPO Management Services Receives
NASDAQ Notice of Non-compliance with Initial Listing Standards

Anaheim Hills, California- January 15, 2009 -(BUSINESS WIRE)—BPO Management Services, Inc. (NASDAQ: HAXS) announced today that on January 12, 2009, the Company received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) stating that the merger of Outsourcing Merger Sub, Inc. with and into BPO Management Services, Inc., a Delaware corporation, constituted a business combination that resulted in a “change of control” pursuant to Marketplace Rule 4340(a).  Accordingly, the post-merger entity was required to satisfy all of NASDAQ’s initial listing criteria and complete the initial listing process.  The letter went on to state that the initial listing application was not approved in part because the Company did not meet the minimum $4 bid price requirement for initial listing.  In addition, the Company does not meet the market value of listed securities or market value of publicly held shares requirements applicable for a company seeking initial listing on The NASDAQ Capital Market.  Accordingly, the Company’s securities are subject to delisting unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”).

The Company intends to request a hearing before the Panel to appeal NASDAQ’s determination, at which it will present its plan for demonstrating compliance with all applicable listing requirements.  As a result, the Company’s securities will remain listed on The NASDAQ Capital Market at least until the Panel renders its decision following the hearing. However, there can be no assurance that the Panel will grant the Company’s request for continued listing.

About BPO Management Services, Inc.

BPO Management Services (BPOMS) is a business process outsourcing (BPO) service provider that offers a diversified range of on-demand services, including human resources, information technology, enterprise content management, healthcare payer outsourcing and claims administration, and finance and accounting, to support the back-office business functions of middle-market enterprises on an outsourced basis. BPOMS supports middle-market businesses new to the BPO market, established businesses that already outsource, and businesses seeking to maximize return-on-investment from their in-house workforce. For more information, please visit http://www.bpoms.com.

Forward Looking Statements

Statements that are not purely historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption “Risk Factors” in BPOMS’ Annual Report on Form 10-KSB for the year ended December 31, 2007, and subsequent Quarterly Reports on Forms 10-QSB and 10-Q, and in Healthaxis’ Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or review any forward-looking statements to reflect events or circumstances that may arise after the date of this release, except as required by law.

PR/Media Relations Contact:
Richard Stern
Stern & Co.
richstern@sternco.com
Tel: 212-888-0044

IR Contact:
Hayden IR
Brett Maas, 646-536-7331
brett@haydenir.com

Company Contact:
BPO Management Services, Inc.
Patrick Dolan, Chairman & CEO
patrick.dolan@bpoms.com